David S. Regnery
Chair and Chief Executive Officer

June 5, 2026

Donald Simmons

Dear Donny:

I am pleased to present to offer you the position of Executive Vice President and Chief Operating Officer reporting to me with overall accountability for the financial and operating performance of all three regions. This role will be based in Davidson, North Carolina, and becomes effective on July 1, 2026 (the “effective date”). In this role, you will remain an Elected (Section 16) Officer of Trane Technologies (“the Company) and a member of the Enterprise Leadership Team (“ELT”). I look forward to your acceptance of this offer and the contributions you will make in this role.
1.    Your base salary will be set at an annual rate of $950,000 (Nine Hundred Fifty Thousand U.S. dollars) paid monthly. This represents an increase of $100,000 or 11.8%.
2.    Your Annual Incentive Matrix (“AIM”) target opportunity will remain at 100% of your base salary on the effective date. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your individual performance and the achievement of the Company’s annual financial objectives and performance goals. For 2026, your AIM target award will be prorated as follows:
a.    January 1, 2026 to June 30,2026: In determining this portion of your award, we will use your base salary of $850,000, an AIM target of 100% of base salary and the AIM metrics assigned to your current role as Group President, Americas Region.
b.    July 1, 2026 to December 31, 2026: In determining this portion of your award, we will use your base salary of $950,000, an AIM target of 100% of base salary, and the AIM metrics assigned to Enterprise.
3.    Your annual Long-Term Incentive (“LTI”) target opportunity will increase from $3,500,000 to $4,300,000 representing an increase of $800,000 or 23% . It is anticipated that your annual award will be granted in two parts:

a.    Stock Options and Restricted Stock Units (“RSUs”): Your annual award will be $2,150,000 and will be made in an equal proportion of stock options and RSUs. The award value will be converted into stock options and RSUs based on the fair market value of Trane Technologies’ ordinary shares on the grant date. Stock option and RSU awards generally vest ratably, one third each year, over three years from the date of grant. Annual equity awards are contingent upon your sustained performance and demonstrated leadership potential.
Trane Technologies maintains an employment-at-will policy, which means that you or the Company, for any reason or no reason, may terminate employment, and that nothing in this offer is intended to create a contract of employment for any period of time.
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Donald Simmons                                        June 5, 2026

b.    Performance Share Units (“PSUs”): You will be eligible to receive grants under the Company’s Performance Share Program (“PSP”) with a target value of $2,150,000. The target award value will be converted into PSUs based on the fair market value of Trane Technologies’ ordinary shares on the grant date. PSUs are based on performance over a three-year period and settled in ordinary shares of the Company. At this time, the actual number of PSUs earned will be based on Trane Technologies’ Cash Flow Return on Invested Capital (“CROIC”) and Total Shareholder Return (“TSR”) both relative to the S&P 500 Industrials Index over the 2025 to 2027 performance period and can range from 0% to 200% of the target number of PSUs. PSP performance goals are subject to change for future performance periods at the discretion of the Committee. For your reference, information related to the Trane Technologies Long-Term Incentive program is attached.
As a senior leader, you are subject to the Trane Technologies’ share ownership requirements. Your requirement to achieve and maintain ownership of ordinary shares or share equivalents of the Company at a value of at least 3x your annual base salary will remain the same. You will have the remainder of the five-year grow-in period from the effective date of your prior promotion to achieve this ownership at a rate of 20% per year (2029).

When you consider each of the items above, your Total Annual Direct Compensation (“TDC”) target is
$6,200,000.

4.    In addition to the increase in your TDC, you will be awarded a special one-time LTI grant on the effective date subject to approval by the Human Resources and Compensation Committee of the Board at their next meeting scheduled on June 4, 2026. The grant will be awarded as follows.
–    RSUs: You will be granted $400,000 in RSU’s that will vest ratably over three years.

–    Stock Options: You will be granted $400,000 in Stock Options that will vest ratably over three years.

5.    You will continue to be eligible to participate in all applicable qualified and non-qualified employee benefit programs in which you currently participate.

6.    You will remain eligible for Change in Control (“CIC”) protection at your current level of 2.5 times your base salary plus your AIM target.
7.    Based on your role in the Company, you will remain restricted from transactions involving ordinary shares of Company stock (exercising options, moving in or out of ordinary shares held in company plans, or buying or selling ordinary shares on the open market) except during designated window periods. You will receive communication from the Corporate Secretary when window periods are open along with instructions on how to execute transactions.

Donny, we all believe that you will make a significant contribution as the Company’s Chief Operating Officer and look forward to what lies ahead. To accept this offer, please sign this letter and return to Mairead Magner, Senior Vice President and Chief Human Resources Officer.

If you should have any questions about the details of the above offer, please feel free to call Mairead at (704) 990-3019 or Lynn Castrataro, Vice President, Total Rewards at (732) 325-7069.
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Donald Simmons                                        June 5, 2026

Sincerely,

/s/ David S. Regnery
David S. Regnery
Chair and Chief Executive Officer

cc: Mairead Magner Lynn Castrataro

CANDIDATE ACCEPTANCE
I accept your offer of employment with Trane Technologies as Senior Vice President, Chief Integrated Supply Chain Officer and agree to the conditions in the offer letter.

/s/ Donald Simmons                     6-6-2026
Donald Simmons    Date
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